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                                                                EXHIBIT 23(g)(1)


                          CUSTODIAN SERVICES AGREEMENT

        THIS AGREEMENT is made as of June 28, 2000 by and between PFPC TRUST COMPANY, a limited purpose trust company incorporated under the laws of Delaware ("PFPC Trust"), and MONUMENT SERIES FUND, INC., a Maryland corporation that will become a Delaware business trust known as Monument Series Fund effective June 30, 2000 (the "Fund") for the benefit of each of the portfolios identified in Schedule A.

                              W I T N E S S E T H:

        WHEREAS, the Fund is registered as an open-end management investment company under the Investment Company Act of 1940, as amended (the "1940 Act"); and

        WHEREAS, the Fund wishes to retain PFPC Trust to provide custodian services, and PFPC Trust wishes to furnish custodian services, either directly or through an affiliate or affiliates, as more fully described herein.

        NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, and intending to be legally bound hereby, the parties hereto agree as follows:

1.      DEFINITIONS.  AS USED IN THIS AGREEMENT:

        (a)    "1933 Act" means the Securities Act of 1933, as amended.

        (b)    "1934 Act" means the Securities Exchange Act of 1934, as amended.

        (c) "Authorized Person" means any person authorized by the Fund to give Oral or Written Instructions on behalf of the Fund. An Authorized Person's scope of authority may be limited by setting forth such limitation in a written document signed by both parties hereto.


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        (d)    "Book-Entry System" means Federal Reserve Treasury book-entry system for United States and federal agency securities, its successor or successors, and its nominee or nominees and any book-entry system maintained by an exchange registered with the SEC under the 1934 Act.

        (e)    "CEA" means the Commodities Exchange Act, as amended.


        (f) "Change of Control" means a change in ownership or control (not including transactions between wholly-owned direct or indirect subsidiaries of a common parent) of 25% or more of the beneficial ownership of the shares of common stock or shares of beneficial interest of an entity or its parent(s), or as otherwise defined in the 1940 Act.

        (g) "Oral Instructions" mean oral instructions received by PFPC Trust from an Authorized Person or from a person reasonably believed by PFPC Trust to be an Authorized Person. Instructions received by PFPC Trust via electronic mail will be considered Oral Instructions.

        (h) "PFPC Trust" means PFPC Trust Company or a subsidiary or affiliate of PFPC Trust Company.

        (i)    "SEC" means the Securities and Exchange Commission.

        (j) "Securities Laws" mean the 1933 Act, the 1934 Act, the 1940 Act and the CEA and all regulations under those laws.

        (k) "Shares" mean the shares of beneficial interest of any series or class of the Fund.

        (l)    "Property" means:

               (i) any and all securities and other investment items which the Fund may from time to time deposit, or cause to be deposited, with PFPC Trust or which PFPC Trust may from time to time hold for the Fund;

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               (ii)   all income in respect of any of such securities or other
                      investment items;

               (iii) all proceeds of the sale of any of such securities or investment items; and

               (iv) all proceeds of the sale of securities issued by the Fund, which are received by PFPC Trust from time to time, from or on behalf of the Fund.

        (m) "Written Instructions" mean (i) written instructions signed by two Authorized Persons and received by PFPC Trust or (ii) trade instructions transmitted by means of an electronic transaction reporting system which requires the use of a password or other authorized identifier in order to gain access. The instructions may be delivered electronically or by hand, mail, tested telegram, cable, telex or facsimile sending device.

2. APPOINTMENT. The Fund hereby appoints PFPC Trust to provide custodian services to the Fund, on behalf of each of the investment portfolios identified in Schedule A (each, a "Portfolio"), and PFPC Trust accepts such appointment and agrees to furnish such services.

3. DELIVERY OF DOCUMENTS. The Fund has provided or, where applicable, will provide PFPC Trust with the following:

        (a) a copy of the Fund's most recent effective registration statement;

        (b)    a copy of each Portfolio's advisory agreement or agreements;

        (c) a copy of the distribution/underwriting agreement with respect to each class of Shares representing an interest in a Portfolio;

        (d) a copy of each additional administration agreement with respect to a Portfolio;

        (e) copies of any distribution and/or shareholder servicing plans and agreements made in respect of the Fund or a Portfolio; and

        (f) certified or authenticated copies of any and all amendments or supplements to the

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               foregoing.

4.      COMPLIANCE WITH LAWS.

        PFPC Trust undertakes to comply with all applicable requirements of the Securities Laws and any laws, rules and regulations of governmental authorities having jurisdiction with respect to the duties to be performed by PFPC Trust hereunder. Except as specifically set forth herein, PFPC Trust assumes no responsibility for such compliance by the Fund or any other entity.

5.      INSTRUCTIONS.

        (a) Unless otherwise provided in this Agreement, PFPC Trust shall act only upon Oral Instructions or Written Instructions.

        (b) PFPC Trust shall be entitled to rely upon any Oral Instruction or Written Instruction it receives from an Authorized Person (or from a person reasonably believed by PFPC Trust to be an Authorized Person) pursuant to this Agreement. PFPC Trust may assume that any Oral Instructions or Written Instructions received hereunder are not in any way inconsistent with the provisions of organizational documents of the Fund or this Agreement or of any vote, resolution or proceeding of the Fund's Board of Trustees or of the Fund's shareholders, unless and until PFPC Trust receives Written Instructions to the contrary.

        (c) The Fund agrees to forward to PFPC Trust Written Instructions confirming Oral Instructions (except where such Oral Instructions are given by PFPC Trust or its affiliates) so that PFPC Trust receives the Written Instructions by the close of business on the same day that such Oral Instructions are received. The fact that such confirming Written Instructions are not received by PFPC Trust or differ

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               from the Oral Instructions shall in no way invalidate the
               transactions or enforceability of the transactions authorized by the Oral Instructions or PFPC Trust's ability to rely upon such Oral Instructions. Where Oral Instructions or Written Instructions reasonably appear to have been received from an Authorized Person, PFPC Trust shall incur no liability to the Fund for acting upon such Oral Instructions or Written Instructions provided that PFPC Trust's actions comply with the other provisions of this Agreement.

6.      RIGHT TO RECEIVE ADVICE.

        (a) Advice of the Fund. If PFPC Trust is in doubt as to any action it should or should not take, PFPC Trust may request directions or advice, including Oral Instructions or Written Instructions, from the Fund.

        (b) Advice of Counsel. If PFPC Trust shall be in doubt as to any question of law pertaining to any action it should or should not take, PFPC Trust may request that the Fund seek guidance from its counsel. Alternatively, PFPC Trust, at its own expense, may request advice from counsel of its own choosing (who may be counsel for the Fund, the Fund's investment adviser or PFPC Trust, at the option of PFPC Trust).

        (c) Conflicting Advice. In the event of a conflict between directions or advice or Oral Instructions or Written Instructions PFPC Trust receives from the Fund, and the advice PFPC Trust receives from its own counsel, the parties will address the issue together and agree on the appropriate course of action with the assistance of counsel and/or the Fund's independent public accountants; provided that if the parties are not able to agree on a course of action, PFPC Trust may rely upon and

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               follow the advice of its own counsel.

        (d) Protection of PFPC Trust. PFPC Trust shall be protected in any action it takes or does not take in reliance upon directions or advice or Oral Instructions or Written Instructions it receives from the Fund or from counsel and which PFPC Trust believes, in good faith based on standards considered reasonable in the industry, to be consistent with those directions or advice or Oral Instructions or Written Instructions. Nothing in this section shall be construed so as to impose an obligation upon PFPC Trust (i) to seek such directions or advice or Oral Instructions or Written Instructions, or (ii) to act in accordance with such directions or advice or Oral Instructions or Written Instructions unless, under the terms of other provisions of this Agreement, the same is a condition of PFPC Trust's properly taking or not taking such action.

7. RECORDS; VISITS. The books and records pertaining to the Fund and any Portfolio, which are in the possession or under the control of PFPC Trust, shall be the property of the Fund. Such books and records shall be prepared and maintained as required by the 1940 Act and other applicable securities laws, rules and regulations. The Fund and Authorized Persons shall have access to such books and records at all times during PFPC Trust's normal business hours. Upon the reasonable request of the Fund, copies of any such books and records shall be provided by PFPC Trust to the Fund or to an authorized representative of the Fund, at the Fund's expense.

8. CONFIDENTIALITY. Each party shall keep confidential any information relating to the other party's business ("Confidential Information"). Confidential Information shall include (a) any data or information that is competitively sensitive material, and not generally known


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        to the public, including, but not limited to, information about product plans, marketing strategies, finances, operations, customer relationships, customer profiles, customer lists, sales estimates, business plans, and internal performance results relating to the past, present or future business activities of the Fund or PFPC Trust, their respective subsidiaries and affiliated companies and the customers, clients and suppliers of any of them; (b) any scientific or technical information, design, process, procedure, formula, or improvement that is commercially valuable and secret in the sense that its confidentiality affords the Fund or PFPC Trust a competitive advantage over its competitors; (c) all confidential or proprietary concepts, documentation, reports, data, specifications, computer software, source code, object code, flow charts, databases, inventions, know-how, and trade secrets, whether or not patentable or copyrightable; and (d) anything designated as confidential. Notwithstanding the foregoing, information shall not be subject to such confidentiality obligations if it: (a) is already known to the receiving party at the time it is obtained; (b) is or becomes publicly known or available through no wrongful act of the receiving party; (c) is rightfully received from a third party who, to the best of the receiving party's knowledge, is not under a duty of confidentiality; (d) is released by the protected party to a third party without restriction; (e) is required to be disclosed by the receiving party pursuant to a requirement of a court order, subpoena, governmental or regulatory agency or law (provided the receiving party will provide the other party written notice of such requirement, to the extent such notice is permitted); (f) is relevant to the defense of any claim or cause of action asserted against the receiving party; or (g) has been or is independently developed or obtained by the receiving party.

9.      COOPERATION WITH ACCOUNTANTS.  PFPC Trust shall cooperate with the
        Fund's

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        independent public accountants and shall take all reasonable action to make any requested information available to such accountants as reasonably requested by the Fund.

10. PFPC SYSTEM. To the extent PFPC Trust has a prior legal right to such property, PFPC Trust shall retain title to and ownership of any and all data bases, computer programs, screen formats, report formats, interactive design techniques, derivative works, inventions, discoveries, patentable or copyrightable matters, concepts, expertise, patents, copyrights, trade secrets, and other related legal rights utilized by PFPC Trust in connection with the services provided by PFPC Trust to the Fund.

11. DISASTER RECOVERY. PFPC Trust shall enter into and shall maintain in effect with appropriate parties one or more agreements making reasonable provisions for emergency use of electronic data processing equipment to the extent appropriate equipment is available. In the event of equipment failures, PFPC Trust shall, at no additional expense to the Fund, take reasonable steps to minimize service interruptions. PFPC Trust shall have no liability with respect to the loss of data or service interruptions caused by equipment failure provided such loss or interruption is not caused by PFPC Trust's own negligence.

12. COMPENSATION. As compensation for custody services rendered by PFPC Trust during the term of this Agreement, the Fund, on behalf of each of the Portfolios, will pay to PFPC Trust a fee or fees as may be agreed to in writing from time to time by the Fund and PFPC Trust. The Fund acknowledges that PFPC Trust may receive float benefits in connection with maintaining certain accounts required to provide services under this Agreement.

13.     INDEMNIFICATION.

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        Notwithstanding anything to the contrary in this Agreement, PFPC Trust will be held to the exercise of reasonable care in carrying out the provisions of this Agreement.

        (a) The Fund, on behalf of each Portfolio, agrees to indemnify and hold harmless PFPC Trust and its affiliates from all taxes, charges, expenses, assessments, claims and liabilities (including, without limitation, attorneys' fees and disbursements and liabilities arising under the Securities Laws and any state and foreign securities and blue sky laws) arising directly or indirectly from any action or omission to act which PFPC Trust takes in connection with the provision of services to the Fund. Neither PFPC Trust, nor any of its affiliates, shall be indemnified against any liability (or any expenses incident to such liability) caused by PFPC Trust's or its affiliates' own negligence.

        (b) Without prejudice to the indemnity set forth in Section 13 (a) above, (i) it is understood that if in any case the Fund may be asked to indemnify or hold PFPC Trust harmless, the Fund will be fully and promptly advised of all pertinent facts concerning the situation in question and (ii) it is further understood that PFPC Trust will use reasonable care to identify and notify the Fund promptly concerning any situation that presents the probability of such a claim for indemnification against the Fund.

        (a) The Fund will have the option to defend PFPC Trust against any claim that may be the subject of this indemnification. In the event the Fund elects to defend PFPC Trust, the Fund will notify PFPC Trust of that decision and will take over complete defense of the claim. The Fund will not take any action to settle any claim without the approval of PFPC Trust. PFPC Trust will initiate no further legal or other expenses for which it will seek indemnification under this Section. PFPC Trust will in no case confess any claim or make any compromise in any case in which the Fund will be


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            asked to indemnify PFPC Trust except with the Fund's prior written consent. Nothing in this Section will be construed to limit any right or cause of action on the part of PFPC Trust under this Agreement which is independent of any right or cause of action on the part of the Fund. PFPC Trust will be entitled to rely on and may act upon advice of counsel on all matters, and will be without liability for any action taken or omitted pursuant to such advice.

14.     RESPONSIBILITY OF PFPC TRUST.

        (a) PFPC Trust shall be under no duty to take any action hereunder on behalf of the Fund or any Portfolio except as specifically set forth herein or as may be specifically agreed to by PFPC Trust and the Fund in a written amendment hereto. PFPC Trust shall be obligated to exercise care and diligence in the performance of its duties hereunder and to act in good faith in performing services provided for under this Agreement. PFPC Trust shall be liable only for any damages arising out of PFPC Trust's failure to perform its duties under this Agreement to the extent such damages arise out of PFPC Trust's negligence, willful misfeasance, bad faith or reckless disregard of its duties under this Agreement.

        (b) Without limiting the generality of the foregoing or of any other provision of this Agreement, (i) PFPC Trust shall not be liable for losses beyond its control, including without limitation (subject to Section 11), delays or errors or loss of data occurring by reason of circumstances beyond PFPC Trust's control, provided that PFPC Trust has acted in accordance with the standard set forth in Section 14(a) above; and (ii) PFPC Trust shall not be under any duty or obligation to inquire into and shall not be liable for the validity or invalidity or authority or lack

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               thereof of any Oral Instruction or Written Instruction, notice or other instrument which PFPC Trust reasonably believes to be genuine.

        (c) Notwithstanding anything in this Agreement to the contrary, neither PFPC Trust nor its affiliates shall be liable for any consequential, special or indirect losses or damages, whether or not the likelihood of such losses or damages was known by PFPC Trust or its affiliates.

               No party may assert a cause of action against PFPC Trust or any of its affiliates that allegedly occurred more than 12 months immediately prior to the filing of the suit (or, if applicable, commencement of mediation sessions or arbitration proceedings) alleging such cause of action; except, however, that this proscription will not apply: (i) unless the Fund had knowledge of the circumstances and accordingly knew or should have known of the existence of the claim during that time period; (ii) if PFPC Trust or any of its affiliates withheld information from the party asserting the claim that would have been deemed material in the decision to file a claim; (iii) if PFPC Trust or any of its affiliates employed delaying tactics that resulted in the passage of the time period during which a claim would have been filed but for the delaying tactics; or (iv) if, during the 12-month period following the action giving rise to the claim, the party asserting the claim notifies PFPC Trust or any of its affiliates in writing of its intent to commence a legal action once sufficient information has been collected.

        (d) Each party shall have a duty to mitigate damages for which the other party may become responsible.

15.     DESCRIPTION OF SERVICES.

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        (a)    Delivery of the Property. The Fund will deliver or arrange for delivery to PFPC Trust, all the Property owned by the Portfolios, including cash received as a result of the distribution of Shares, during the term of this Agreement. PFPC Trust will not be responsible for such property until actual receipt.

        (b) Receipt and Disbursement of Money. PFPC Trust, acting upon Written Instructions, shall open and maintain separate accounts in the Fund's name using all cash received from or for the account of the Fund, subject to the terms of this Agreement. In addition, upon Written Instructions, PFPC Trust shall open separate custodial accounts for each separate Portfolio of the Fund (collectively, the "Accounts") and shall hold in the Accounts all cash received from or for the Accounts of the Fund specifically designated to each separate Portfolio.
               PFPC Trust shall make cash payments from or for the Accounts of a Portfolio only for:

               (i) purchases of securities in the name of a Portfolio, PFPC Trust as nominee, PFPC Trust's nominee or a sub-custodian's nominee as provided in sub-section (j) and for which PFPC Trust has received a copy of the broker's or dealer's confirmation or payee's invoice, as appropriate;

               (ii) proceeds of a purchase or redemption of Shares of a Portfolio delivered to PFPC Trust;

               (iii) payment of, subject to Written Instructions, interest, taxes, administration, accounting, distribution, advisory, management fees or similar expenses which are to be borne by a Portfolio;

               (iv) payment to, subject to receipt of Written Instructions, the Fund's transfer agent, as agent for the shareholders, of an amount equal to the amount of dividends and distributions stated in the Written Instructions to be distributed in cash by the transfer agent to shareholders, or, in lieu of paying the Fund's transfer agent, PFPC Trust may arrange for the direct payment of cash dividends and distributions to shareholders in accordance with procedures mutually agreed upon from time to time by and among the Fund, PFPC Trust and the Fund's transfer agent.

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               (v)    payments, upon receipt of Written Instructions, in
                      connection with the conversion, exchange or surrender of securities owned or subscribed to by the Fund and held by or delivered to PFPC Trust;

               (vi) payments of the amounts of dividends received with respect to securities sold short;

               (vii) payments made to a sub-custodian pursuant to provisions in sub-section (c) of this Section; and

               (viii) other payments, upon Written Instructions.

        PFPC Trust is hereby authorized to endorse and collect all checks, drafts or other orders for the payment of money received as custodian for the Accounts.

        (c)    Receipt of Securities; Subcustodians.


               (i) PFPC Trust shall hold all securities received by it for the Accounts in a separate account that physically segregates such securities from those of any other persons, firms or corporations, except for securities held in a Book-Entry System. All such securities shall be held or disposed of only upon Written Instructions of the Fund pursuant to the terms of this Agreement. PFPC Trust shall have no power or authority to assign, hypothecate, pledge or otherwise dispose of any such securities or investment, except upon the express terms of this Agreement or upon Written Instructions authorizing the transaction. In no case may any member of the Fund's Board of Trustees, or any officer, employee or agent of the Fund withdraw any securities.

                      At PFPC Trust's own expense and for its own convenience, PFPC Trust may enter into sub-custodian agreements with other banks or trust companies to perform duties described in this sub-section (c) with respect to domestic assets. Such bank or trust company shall have an aggregate capital, surplus and undivided profits, according to its last published report, of at least one million dollars ($1,000,000), if it is a subsidiary or affiliate of PFPC Trust, or at least twenty million dollars ($20,000,000) if such bank or trust company is not a subsidiary or affiliate of PFPC Trust. In addition, such bank or trust company must be qualified to act as custodian and agree to comply with the relevant provisions of applicable rules and regulations. Any such arrangement will not be entered into without prior written notice to the Fund (or as otherwise provided in the 1940 Act).

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                      In addition, arrangements regarding foreign custody may be entered into in accordance with the requirements of the 1940 Act.

                      PFPC Trust shall remain responsible for the performance of all of its duties as described in this Agreement and shall hold the Fund and each Portfolio harmless from its own acts or omissions, under the standards of care provided for herein, or the acts and omissions of any sub-custodian chosen by PFPC Trust under the terms of this sub-section
                      (c).

        (d) Transactions Requiring Instructions. Upon receipt of Oral Instructions or Written Instructions and not otherwise, PFPC Trust, directly or through the use of the Book-Entry System, shall:

               (i) deliver any securities held for a Portfolio against the receipt of payment for the sale of such securities;

               (ii) execute and deliver to such persons as may be designated in such Oral Instructions or Written Instructions, proxies, consents, authorizations, and any other instruments whereby the authority of a Portfolio as owner of any securities may be exercised;

               (iii) deliver any securities to the issuer thereof, or its agent, when such securities are called, redeemed, retired or otherwise become payable at the option of the holder; provided that, in any such case, the cash or other consideration is to be delivered to PFPC Trust;

               (iv) deliver any securities held for a Portfolio against receipt of other securities or cash issued or paid in connection with the liquidation, reorganization, refinancing, tender offer, merger, consolidation or recapitalization of any corporation, or the exercise of any conversion privilege;

               (v) deliver any securities held for a Portfolio to any protective committee, reorganization committee or other person in connection with the reorganization, refinancing, merger, consolidation, recapitalization or sale of assets of any corporation, and receive and hold under the terms of this Agreement such certificates of deposit, interim receipts or other instruments or documents as may be issued to it to evidence such delivery;

               (vi) make such transfer or exchanges of the assets of the Portfolios and take such other steps as shall be stated in said Oral Instructions or Written Instructions to be for the purpose of effectuating a duly authorized plan of liquidation, reorganization, merger, consolidation or recapitalization of the Fund;

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               (vii)  release securities belonging to a Portfolio to any bank or trust company for the purpose of a pledge or hypothecation to secure any loan incurred by the Fund on behalf of that Portfolio; provided, however, that securities shall be released only upon payment to PFPC Trust of the monies borrowed, except that in cases where additional collateral is required to secure a borrowing already made subject to proper prior authorization, further securities may be released for that purpose; and repay such loan upon redelivery to it of the securities pledged or hypothecated therefor and upon surrender of the note or notes evidencing the loan;

               (viii) release and deliver securities owned by a Portfolio in connection with any repurchase agreement entered into on behalf of the Fund, but only on receipt of payment therefor; and pay out moneys of the Fund in connection with such repurchase agreements, but only upon the delivery of the securities;

               (ix) release and deliver or exchange securities owned by the Fund in connection with any conversion of such securities, pursuant to their terms, into other securities;

               (x) release and deliver securities to a broker in connection with the broker's custody of margin collateral relating to futures and options transactions;

               (xi) release and deliver securities owned by the Fund for the purpose of redeeming in kind shares of the Fund upon delivery thereof to PFPC Trust; and

               (xii) release and deliver or exchange securities owned by the Fund for other purposes.

                      PFPC Trust must also receive a certified resolution describing the nature of the corporate purpose and the name and address of the person(s) to whom delivery shall be made when such action is pursuant to sub-paragraph d(xii).

        (e) Use of Book-Entry System. PFPC Trust is authorized and instructed, on a continuous basis, to deposit in the Book-Entry System all securities belonging to the Portfolios eligible for deposit therein and to utilize the Book-Entry System to the extent possible in connection with settlements of purchases and sales of securities by the Portfolios, and deliveries and returns of securities loaned, subject

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               to repurchase agreements or used as collateral in connection with borrowings. PFPC Trust shall continue to perform such duties until it receives Written Instructions or Oral Instructions authorizing contrary actions.

        PFPC Trust shall administer the Book-Entry System as follows:

               (i) With respect to securities of each Portfolio which are maintained in the Book-Entry System, the records of PFPC Trust shall identify by Book-Entry or otherwise those securities belonging to each Portfolio.

               (ii) Assets of each Portfolio deposited in the Book-Entry System will at all times be segregated from any assets and cash controlled by PFPC Trust in other than a fiduciary or custodian capacity but may be commingled with other assets held in such capacities.

               PFPC Trust will provide the Fund with such reports on its own system of internal control as the Fund may reasonably request from time to time.

        (f) Registration of Securities. All Securities held for a Portfolio which are issued or issuable only in bearer form, except such securities held in the Book-Entry System, shall be held by PFPC Trust in bearer form; all other securities held for a Portfolio may be registered in the name of the Fund on behalf of that Portfolio, or any duly appointed nominee of the Fund, PFPC Trust, or sub-custodian. The Fund reserves the right to instruct PFPC Trust as to the method of registration and safekeeping of the securities of the Fund. The Fund agrees to furnish to PFPC Trust appropriate instruments to enable PFPC Trust to hold or deliver in proper form for transfer, or to register in the name of its nominee or in the name of another appropriate entity, any securities which it may hold for the Accounts and which may from time to time be registered in the name of the Fund on behalf of a Portfolio.

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        (g)    Voting and Other Action. Neither PFPC Trust nor its nominee shall vote any of the securities held pursuant to this Agreement by or for the account of a Portfolio, except in accordance with Written Instructions. PFPC Trust, directly or through the use of the Book-Entry System, shall execute in blank and promptly deliver all notices, proxies and proxy soliciting materials received by PFPC Trust as custodian of the Property to the registered holder of such securities. If the registered holder is not the Fund on behalf of a Portfolio, then Written Instructions or Oral Instructions must designate the person who owns such securities.

        (h) Transactions Not Requiring Instructions. In the absence of contrary Written Instructions, PFPC Trust is authorized to take the following actions:

               (i)    Collection of Income and Other Payments.

                      (A) collect and receive for the account of each Portfolio, all income, dividends, distributions, coupons, option premiums, other payments and similar items, included or to be included in the Property, and, in addition, promptly advise each Portfolio of such receipt and credit such income, as collected, to each Portfolio's custodian account;

                      (B) endorse and deposit for collection, in the name of the Fund, checks, drafts, or other orders for the payment of money;

                      (C) receive and hold for the account of each Portfolio all securities received as a distribution on the Portfolio's securities as a result of a stock dividend, share split-up or reorganization, recapitalization, readjustment or other rearrangement or distribution of rights or similar securities issued with respect to any securities belonging to a Portfolio and held by PFPC Trust hereunder;

                      (D) present for payment and collect the amount payable upon all securities which may mature or be, on a mandatory basis, called, redeemed, or retired, or otherwise become payable on the date such securities become payable; and

                      (E) take any action which may be necessary and proper in connection with the collection and receipt of such income and other payments and the endorsement for collection of checks, drafts, and other negotiable instruments.

               (ii)   Miscellaneous Transactions.

                      (A) PFPC Trust is authorized to deliver or cause to be delivered Property against payment or other consideration or written receipt therefor in the following cases:

                             (1)    for examination by a broker or dealer
                                    selling for the account of a Portfolio in accordance with street delivery custom;

                             (2) for the exchange of interim receipts or temporary securities for definitive securities; and

                             (3) for transfer of securities into the name of the Fund on behalf of a Portfolio or PFPC Trust or a sub-custodian or a nominee of one of the foregoing, or for exchange of securities for a different number of bonds, certificates, or other evidence, representing the same aggregate face amount or number of units bearing the same interest rate, maturity date and call provisions, if any; provided that, in any such case, the new securities are to be delivered to PFPC Trust.

                      (B) unless and until PFPC Trust receives Oral Instructions or Written Instructions to the contrary, PFPC Trust shall:

                             (1) pay all income items held by it which call for payment upon presentation and hold the cash received by it upon such payment for the account of each Portfolio;

                             (2)    collect interest and cash dividends
                                    received, with notice to the Fund, to the account of each Portfolio;

                             (3) hold for the account of each Portfolio all stock dividends, rights and similar securities issued with respect to any securities held by PFPC Trust; and

                             (4) execute as agent on behalf of the Fund all necessary ownership certificates required by the Internal Revenue Code or the Income Tax Regulations of the United States Treasury Department or under the laws of any state now or hereafter in effect, inserting the Fund's name, on behalf of a Portfolio, on such certificate as the owner of the securities covered thereby, to the extent it may lawfully do so.

        (i)    Segregated Accounts.

               (i) PFPC Trust shall upon receipt of Written Instructions or Oral Instructions establish and maintain segregated accounts on its records for and on behalf of each Portfolio. Such accounts may be used to transfer cash and securities, including securities in the Book-Entry System:

                      (A) for the purposes of compliance by the Fund with the procedures required by a securities or option exchange, providing such procedures comply with the 1940 Act and any releases of the SEC relating to the maintenance of segregated accounts by registered investment companies; and

                      (B) upon receipt of Written Instructions, for other purposes.

               (ii) PFPC Trust shall arrange for the establishment of IRA custodian accounts for such shareholders holding Shares through IRA accounts, in accordance with the Fund's prospectuses, the Internal Revenue Code of 1986, as amended (including regulations promulgated thereunder), and with such other procedures as are mutually agreed upon from time to time by and among the Fund, PFPC Trust and the Fund's transfer agent.

        (j) Purchases of Securities. PFPC Trust shall settle purchased securities upon receipt of Oral Instructions or Written Instructions that specify:

               (i) the name of the issuer and the title of the securities, including CUSIP number if applicable;

               (ii) the number of shares or the principal amount purchased and accrued interest, if any;

               (iii)  the date of purchase and settlement;

               (iv)   the purchase price per unit;

               (v)    the total amount payable upon such purchase;

               (vi)   the Portfolio involved; and

               (vii) the name of the person from whom or the broker through which the purchase was made. PFPC Trust shall upon receipt of securities purchased by or for a Portfolio pay out of the moneys held for the account of the Portfolio the total amount payable to the person from whom or the broker through which the purchase was made, provided that the same conforms to the total amount payable as set forth in such Oral Instructions or Written Instructions.

        (k) Sales of Securities. PFPC Trust shall settle sold securities upon receipt of Oral Instructions or Written Instructions that specify:

               (i) the name of the issuer and the title of the security, including CUSIP number if applicable;

               (ii) the number of shares or principal amount sold, and accrued interest, if any;

               (iii)  the date of trade and settlement;

               (iv)   the sale price per unit;

               (v)    the total amount payable to the Fund upon such sale;

               (vi) the name of the broker through which or the person to whom the sale was made;

               (vii) the location to which the security must be delivered and delivery deadline, if any; and

               (viii) the Portfolio involved.

        PFPC Trust shall deliver the securities upon receipt of the total amount payable to the Portfolio upon such sale, provided that the total amount payable is the same as was set forth in the Oral Instructions or Written Instructions. Notwithstanding the other provisions thereof, PFPC Trust may accept payment in such form as shall be satisfactory to it, and may deliver securities and arrange for payment in accordance with the customs prevailing among dealers in securities.

        (l)    Reports; Proxy Materials.

               (i) PFPC Trust shall furnish to the Fund the following reports:

                      (A) such periodic and special reports as the Fund may reasonably request;

                      (B) a monthly statement summarizing all transactions and entries for the account of each portfolio, listing each portfolio security belonging to each Portfolio with the adjusted average cost of each issue and the market value at the end of such month and stating the cash account of each Portfolio including disbursements;

                      (C) the reports required to be furnished to the Fund pursuant to Rule 17f-4 of the 1940 Act; and

                      (D) such other information as may be agreed upon from time to time between the Fund and PFPC Trust.

               (ii) PFPC Trust shall transmit promptly to the Fund any proxy statement, proxy material, notice of a call or conversion or similar communication received by it as custodian of the Property. PFPC Trust shall be under no other obligation to inform the Fund as to such actions or events.

        (m) Crediting of Accounts. If PFPC Trust in its sole discretion credits an Account with respect to (a) income, dividends, distributions, coupons, option premiums, other payments or similar items on a contractual payment date or otherwise in advance of PFPC Trust's actual receipt of the amount due, (b) the proceeds of any sale or other disposition of assets on the contractual settlement date or otherwise in advance of PFPC Trust's actual receipt of the amount due or (c) provisional crediting of any amounts due, and (i) PFPC Trust is subsequently unable to collect full and final payment for the amounts so credited within a reasonable time period using reasonable efforts or (ii) pursuant to standard industry practice, law or regulation PFPC Trust is required to repay to a third party such amounts so credited, or if any Property has been incorrectly credited, PFPC Trust shall have the absolute right in its sole discretion without demand to reverse any such credit or payment, to debit or deduct the amount of such credit or payment from the Account, and to otherwise pursue recovery of any such amounts so credited from the Fund. Nothing herein or otherwise shall require PFPC Trust to make any advances or to credit any amounts until PFPC Trust's actual receipt thereof. PFPC Trust shall have a contractual right of setoff against the assets maintained in an Account hereunder in the amount necessary to secure the return and payment to PFPC Trust of any advance or credit made by PFPC Trust (including charges related thereto) to such Account.

        (n) Collections. All collections of monies or other property in respect, or which are to become part, of the Property (but not the safekeeping thereof upon receipt by PFPC Trust) shall be at the sole risk of the Fund. If payment is not received by PFPC Trust within a reasonable time after proper demands have been made, PFPC Trust shall notify the Fund in writing, including copies of all demand letters, any written responses and memoranda of all oral responses and shall await instructions from the Fund. PFPC Trust shall not be obliged to take legal action for collection unless and until reasonably indemnified to its satisfaction. PFPC Trust shall also notify the Fund as soon as reasonably practicable whenever income due on securities is not collected in due course and shall provide the Fund with periodic status reports of such income collected after a reasonable time.

16. DURATION AND TERMINATION. This Agreement shall continue for an initial term of one year (provided that the Fund's Board of Director's may terminate this Agreement prior to the conclusion of such one year initial term if PFPC Trust has materially breached this

        Agreement and such breach has not been remedied by PFPC Trust within thirty days written notice to PFPC Trust of such breach). Thereafter, this Agreement shall continue until terminated by the Fund or PFPC Trust on ninety (90) days' prior written notice to the other party. In the event this Agreement is terminated (pending appointment of a successor to PFPC Trust or vote of the shareholders of the Fund to dissolve or to function without a custodian of its cash, securities or other property), PFPC Trust shall not deliver cash, securities or other property of the Portfolios to the Fund. It may deliver them to a bank or trust company of PFPC Trust's choice, having an aggregate capital, surplus and undivided profits, as shown by its last published report, of not less than twenty million dollars ($20,000,000), as a custodian for the Fund to be held under terms similar to those of this Agreement. PFPC Trust will release to a successor service provider, or to a bank or trust company pending appointment of such successor, the assets maintained hereunder upon full payment to PFPC Trust of all of its fees, compensation, costs and expenses. Such expenses include, without limitation, expenses associated with movement or duplication of records and materials, the conversion process, and all trailing expenses incurred by PFPC Trust. PFPC Trust shall have a contractual right of setoff against the Property for the payment of such fees, compensation, costs and expenses that are validly earned or subject to reimbursement.

17. CHANGE OF CONTROL. Notwithstanding any other provision of this Agreement, in the event of an agreement to enter into a transaction that would result in a Change of Control of the Fund's adviser or sponsor, the Fund's ability to terminate the Agreement pursuant to Section 16 will be suspended from the time of such agreement until nine months after the Change of Control.

18. NOTICES. Notices shall be addressed (a) if to PFPC Trust at 8800 Tinicum Boulevard, Second Floor, Philadelphia, PA 19153, Attention: Sam Sparhawk; (b) if to the Fund, at 7920 Norfolk Avenue, Suite 500, Bethesda, MD 20814, Attention: Office of Compliance; or (c) if to neither of the foregoing, at such other address as shall have been given by like notice to the sender of any such notice or other communication by the other party. If notice is sent by confirming telegram, cable, telex or facsimile sending device, it shall be deemed to have been given immediately. If notice is sent by first-class mail, it shall be deemed to have been given five days after it has been mailed. If notice is sent by messenger, it shall be deemed to have been given on the day it is delivered.

19. AMENDMENTS. This Agreement, or any term hereof, may be changed or waived only by a written amendment, signed by the party against whom enforcement of such change or waiver is sought.

20. DELEGATION; ASSIGNMENT. PFPC Trust may assign its rights and delegate its duties hereunder to any affiliate of PFPC Trust or of The PNC Financial Services Group, Inc., provided that PFPC Trust gives the Fund 30 days' prior written notice of such assignment or delegation.

21. COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

22. FURTHER ACTIONS. Each party agrees to perform such further acts and execute such further documents as are necessary to effectuate the purposes hereof.

23.     MISCELLANEOUS.

        (a) Entire Agreement. This Agreement, including all exhibits, attachments and appendices, embodies the entire agreement and understanding between the parties and supersedes all prior agreements and understandings relating to the subject matter hereof, provided that the parties may embody in one or more separate documents their agreement, if any, with respect to delegated duties.

        (b) No Representations or Warranties. Except as expressly provided in this Agreement, PFPC Trust hereby disclaims all representations and warranties, express or implied, made to the Fund or any other person, including, without limitation, any warranties regarding quality, suitability, merchantability, fitness for a particular purpose or otherwise (irrespective of any course of dealing, custom or usage of trade), of any services or any goods provided incidental to services provided under this Agreement. PFPC Trust disclaims any warranty of title or non-infringement except as otherwise set forth in this Agreement.

        (c) No Changes that Materially Affect Obligations. Notwithstanding anything in this Agreement to the contrary, the Fund agrees not to make any modifications to its registration statement or adopt any policies which would affect materially the obligations or responsibilities of PFPC Trust hereunder without the prior written approval of PFPC Trust, which approval shall not be unreasonably withheld or delayed.

        (d) Captions. The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect.

        (e) Governing Law. This Agreement shall be deemed to be a contract made in Delaware and governed by Delaware law, without regard to principles of conflicts of law.

        (f) Partial Invalidity. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.

        (g) Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

        (h) Facsimile Signatures. The facsimile signature of any party to this Agreement shall constitute the valid and binding execution hereof by such party.

        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.

                             PFPC TRUST COMPANY


                             By:
                                -----------------------------------------


                             Title:
                                   --------------------------------------


                             MONUMENT SERIES FUND INC.

                             By:
                                ---------------------------------------

                             Title:
                                   ------------------------------------

                                   SCHEDULE A

                                  June 28, 2000

        PFPC Trust will provide custody services for the following Portfolios of the Fund:

                      Monument Internet Fund

                      Monument Medical Sciences Fund

                      Monument Telecommunications Fund

                                  June 28, 2000



MONUMENT SERIES FUND INC.


        RE:  CUSTODIAN SERVICES FEES

Dear Sir/Madam:

        This letter constitutes our agreement with respect to compensation to be paid to PFPC Trust Company ("PFPC Trust") under the terms of a Custodian Services Agreement dated June 28, 2000 between PFPC Trust and Monument Series Fund Inc. ("you" or the "Fund"), as amended from time to time (the "Agreement") for services provided on behalf of each of the Fund's portfolios (the "Portfolios"). Pursuant to Paragraph 12 of the Agreement, and in consideration of the services to be provided to each Portfolio, you will pay PFPC Trust certain fees and reimburse PFPC Trust for its out-of-pocket expenses as follows:

ASSET BASED FEES:

        The following fee will be calculated daily based upon each Portfolio's total gross assets and payable monthly, in the following amounts:

        .01% of the first $100 million of average gross assets;
        .009% of the next $400 million of average gross assets; and .008% of average gross assets over $500 million.

TRANSACTION CHARGES:

        A transaction includes buys, sells, calls, puts, maturities, free deliveries, free receipts, exercised or expired options, opened or closed short sales and the movement for each piece of underlying collateral for a repurchase agreement, etc.

        Fed Book entry                  $10.00
        DTC Book entry                  $10.00
        PTC Book entry                  $15.00
        Physical certificate            $17.00
        Options contract                $30.00
        Futures margin variation        $10.00

        Short sale                      $15.00
        Trade revision/cancellation     $15.00
        Holdings charge                 $ 2.00 per security,  per month

MINIMUM MONTHLY FEES:

        The minimum monthly fee will be 1,250 per Portfolio investing in domestic securities, excluding transaction charges and out-of-pocket expenses. Asset based fees for each Portfolio will be calculated on a monthly basis. If the asset based fees are less than the minimum, the difference will be billed. All differences will be billed as a "relationship fee" which the fund family can allocate across the Portfolios as appropriate.

OUT-OF-POCKET EXPENSES:

        PFPC Trust's out-of-pocket expenses, include, but are not limited to, global sub-custody costs, federal express delivery, deconversion costs, cost of access to data warehouse, check processing fees, segregated accounts and federal reserve wire fees.

MISCELLANEOUS:

        With respect to any daily net overdrawn cash balances for a Portfolio, a monthly charge shall be assessed based on 125% of the average federal funds rate for that month.

        PFPC Trust will sweep any net excess cash balances daily into an investment vehicle designated in writing by the Fund and agreed to by PFPC Trust and will credit the Fund with such sweep earnings on a monthly basis. PFPC Trust will be paid .25% of assets swept.

        Any fee, transaction charge or out-of-pocket expenses not paid within 30 days of the original invoice will be charged a late payment fee of 1% per month until payment of the fees is received by PFPC Trust.

        The fee for the period from the day of the year this fee letter is entered into until the end of that year shall be prorated according to the proportion which such period bears to the full annual period.








        If the foregoing accurately sets forth our agreement and you intend to be legally bound thereby, please execute a copy of this letter and return it to us.

                                            Very truly yours,

                                            PFPC TRUST COMPANY

                                            By:
                                               ----------------------

                                            Name:
                                                 --------------------

                                            Title:
                                                  -------------------

Agreed and Accepted:

MONUMENT SERIES FUND INC.

By:
   ----------------------

Name:
     --------------------

Title:
        ----------------